EXHIBIT 99

News Release

Contact:
Michael S. Olsen
Executive Vice President and Chief Financial Officer
414-319-8507

JOY GLOBAL INC. ANNOUNCES SECOND QUARTER
FISCAL 2012 OPERATING RESULTS

Milwaukee, WI – May 31, 2012 – Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported second quarter fiscal 2012 results.  Second quarter bookings were $1.2 billion, compared to $1.5 billion in the second quarter of last year, a decrease of 19 percent.  Net sales increased 45 percent to $1.5 billion compared to the same period last year.  Operating income was $333 million in the second quarter of 2012, compared to operating income of $234 million in the second quarter of fiscal 2011, and was 22 percent of sales in both years.  Income from continuing operations was $218 million or $2.04 per fully diluted share for the second quarter compared to income from continuing operations of $162 million, or $1.52 per fully diluted share in the second quarter of 2011.

Second Quarter Operating Results

“Our second quarter reflects both excellence in our execution and concerns over slowing in our markets,” said Mike Sutherlin, President and Chief Executive Officer.  “Our efforts on cycle time reduction allowed us to increase shipments this quarter in our core Joy underground and P&H surface businesses by 24 percent over last year, and our focus on operating leverage delivered 24 percent operating margins in these core businesses.  We are very pleased with the performance from our acquired LeTourneau and International Mining Machinery businesses, as they collectively delivered operating margins above 20 percent before first-year excess purchase accounting charges.  With the U.S. market correcting quickly, and the international markets showing signs of near term slowing, we are turning our focus to trimming costs.  The current order rate is affected by both project timing as well as fundamentals, and we believe there is sound basis for demand upside.  However, we have been served well in the past by starting early to prepare for a range of outcomes, and this currently includes our expectation that near term order rates will moderate and revenues could flatten for a period compared to our first half run rate.”

-more-

100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 ♦ PO Box 554  Milwaukee WI 53201-0554 ♦ 414/319/8501

Bookings - (in millions)
	Quarter Ended
	April 27	April 29%
	2012	2011	Change

Underground Mining Machinery	$564.8	$905.2	-37.6%
Surface Mining Equipment	533.9	670.4	-20.4%
Eliminations	(93.2)	(50.8)	NA
Core Business	1,005.5	1,524.8	-34.1%

LeTourneau	128.4	-	NA
IMM	97.5	-	NA

Total Bookings	$1,231.4	$1,524.8	-19.2%

Bookings decreased 19 percent to $1.2 billion in the second quarter of fiscal 2012, with year over year quarterly order declines in our core business partially offset by the inclusion of $128.4 million and $97.5 million of bookings from LeTourneau Technologies Inc. (“LeTourneau”) and International Mining Machinery (“IMM”), respectively.  Orders for the core underground and surface businesses decreased 34 percent in total compared to the record second quarter of last year.  Aftermarket orders decreased 9 percent, and original equipment orders were down 59 percent over last year’s second quarter.  The stronger U.S. dollar reduced bookings by $17 million during the quarter.

Bookings for underground mining machinery, excluding IMM, were down 38 percent in comparison to last year’s second quarter.  Original equipment orders were down 62 percent compared to the second quarter of last year, primarily due to a weak U.S. coal market and high comparables from a major longwall system ordered in Australia in 2011.  Aftermarket bookings declined 12 percent due to reduced orders in Australia, the U.S. and Eurasia, offset by stronger orders in China and South Africa.  The aftermarket order decline in the U.S. resulted from a mild winter and low natural gas prices, while the decline in Australia and Eurasia was primarily due to timing.

Bookings for surface mining equipment, excluding LeTourneau, were down 20 percent from the second quarter of last year.  Original equipment orders were down 42 percent from the orders reported a year ago, while aftermarket bookings were flat.  Original equipment orders received in the current quarter were from South America and Australia for copper, coal and iron ore mines.  Aftermarket orders were stronger in the U.S., South America and Australia offset by a reduction in China, India, Russia and South Africa.

-more-

Backlog at the end of the second quarter was $3.1 billion compared to $3.6 billion at the end of the first quarter.  The backlog at the end of the second quarter has been reduced by $118.7 million for underground equipment scheduled for the U.S. coal market that is considered to have a meaningful risk of deferral or cancellation.  This adjustment does not indicate actual order cancellations, but identifies the orders we believe are at risk due to current market conditions.  Net of this adjustment, the backlog related to the core businesses was $2.8 billion at the end of the second quarter while backlog related to LeTourneau and IMM collectively was $0.3 billion.

Net Sales - (in millions)
	Quarter Ended
	April 27	April 29%
	2012	2011	Change

Underground Mining Machinery	$799.3	$648.4	23.3%
Surface Mining Equipment	559.1	440.0	27.1%
Eliminations	(37.8)	(25.7)	NA
Core Business	1,320.6	1,062.7	24.3%

LeTourneau Mining	133.2	-	NA
IMM	87.3	-	NA

Total Net Sales	$1,541.1	$1,062.7	45.0%

Net sales increased 24 percent to $1.3 billion, excluding LeTourneau and IMM.  Original equipment sales were up 47 percent and aftermarket sales were up 10 percent over the prior year period.  Changes in foreign exchange rates decreased net sales by $5 million in the second quarter compared to a year ago.

Net sales of underground mining machinery, excluding IMM, rose 23 percent in the second quarter compared to a year ago.  Original equipment shipments were up 43 percent and aftermarket shipments were up 10 percent over the prior second quarter.  The original equipment sales were driven by higher shipments to Australia, Eurasia, South Africa and the U.S., while aftermarket sales were led by China and Australia.

Net sales of surface mining equipment, excluding LeTourneau, were 27 percent higher than the same period last year.  Original equipment sales increased 57 percent, with aftermarket sales up 12 percent.  Original equipment sales increases were across all regions led by strong shipments to South America, the United States, Australia, Russia, China and Canada.  Aftermarket sales were up in all regions in the second quarter compared to a year ago.

-more-

Operating Income - (in millions)
	Quarter Ended
	April 27	April 29	Return on Sales
	2012	2011	2012	2011

Underground Mining Machinery	$197.9	$155.0	24.8%	23.9%
Surface Mining Equipment	135.0	101.0	24.1%	23.0%
Corporate Expenses	(13.9)	(13.6)	NA	NA
Eliminations	(8.4)	(6.5)	NA	NA
Core Business	310.6	235.9	23.5%	22.2%

LeTourneau Mining	26.3	-	19.7%	NA
IMM	21.4	-	24.5%	NA
Subtotal	358.3	235.9	23.2%	22.2%

Excess Purchase Accounting
LeTourneau	(5.7)	-	NA	NA
IMM	(17.4)	-	NA	NA
Acquisition Costs	(1.8)	(1.8)	NA	NA

Total Operating Income	$333.4	$234.1	21.6%	22.0%

Operating income for the core business, before LeTourneau and IMM acquisition related activities, was $311 million for the second quarter of 2012, compared to $236 million in the second quarter of last year.  Return on sales was 23.5 percent in the second quarter, compared to 22.2 percent last year.  Incremental profitability for the core business was 29 percent.

The increase in operating income, before acquisition activities, was due to higher sales volume, compared to the prior year second quarter, partially offset by an increase in selling, engineering and administrative expenses.

The current quarter results include $26 million of operating income from LeTourneau, net of $3.1 million of ongoing purchase accounting charges.  The second quarter results also include $5.7 million in excess purchase accounting charges associated with the write-up of the acquired inventory and backlog of LeTourneau.  Excess purchase accounting charges arising from the LeTourneau transaction will be fully recognized in the third quarter of fiscal 2012, resulting in a final charge of approximately $2.1 million.

In addition, the current quarter results include $21 million of operating income from IMM, net of $4.7 million of ongoing purchase accounting charges based on our preliminary valuation results, which includes a catch up adjustment of $1.1 million for the first quarter of 2012.  The second quarter results also include $17.4 million in excess purchase accounting charges associated with the write-up of the acquired inventory of IMM.  Excess purchase accounting charges arising from the IMM transaction will be fully recognized in the third quarter of fiscal 2012 with an estimated final charge of approximately $5 million.

-more-

Net interest expense increased to $17 million in the second quarter of 2012 up from $3 million in the prior year.  The increase in interest expense is attributable to incremental borrowings associated with acquisition financing for LeTourneau and IMM.

The effective income tax rate was 31.1 percent in the second quarter compared to 29.8 percent in the prior year second quarter.  The increase in the effective tax rate is attributable to a nonrecurring tax planning benefit realized in the second quarter of 2011.  The effective tax rate is expected to be between 30.0 and 31.5 percent for the full year.

Impact of Acquisitions and Unusual Items on Earnings Per Share

	Quarter Ended
	April 27, 2012		April 29, 2011
	Dollars	Fully	Dollars	Fully
	in millions	Diluted EPS	in millions	Diluted EPS

Income from Continuing Operations, Attributable
to Joy Global Inc., As Reported	$217.9	$2.04	$162.0	$1.52

Add:
LeTourneau Excess Purchase Accounting, net of tax	3.9	0.04	-	-
IMM Excess Purchase Accounting, net of tax	14.8	0.14	-	-
Acquisition Costs, net of tax	1.8	0.01	1.2	0.01
Incremental Interest Expense, net of tax	9.3	0.09	-	-

Deduct:
LeTourneau, net of tax	18.1	0.17	-	-
IMM, net of tax	18.2	0.17	-	-

Income from Continuing Operations Attributable to Joy Global Inc., Before Acquisition Activities and Unusual Items	$211.4	$1.98	$163.2	$1.53

-more-

Income from continuing operations in the second quarter was $218 million or $2.04 per fully diluted share, compared to income from continuing operations of $162 million or $1.52 per fully diluted share in the second quarter of the prior year.  The table above lists the acquisition activities and unusual items that affected second quarter earnings per share compared to the same quarter last year.

Cash provided by continuing operations was $111 million in the second quarter, compared to cash provided by continuing operations of $257 million a year ago.  The decrease in cash provided by continuing operations during the second quarter was due mainly to a reduction in advance payments resulting from a decline in new order activity and from increased receivables, partially offset by a reduction in the inventory build year over year.

Capital expenditures were $65 million in the second quarter of fiscal 2012, compared to $25 million in the prior year second quarter, due to continued investments in global capacity and aftermarket service infrastructure.  Capital expenditures for fiscal 2012 are expected to be approximately $200 million to $220 million which includes capital spending for our acquired LeTourneau and IMM businesses.

Market Outlook

Eurozone concerns and tempered growth expectations in China dominate the end markets for mined commodities.  The fallout of the sovereign debt problems has slowed growth in Europe, with seven countries seeing little or negative growth.  GDP growth in China hit its lowest rate in three years at 8.1 percent in the first quarter and year over year growth in industrial production fell to 9.3 percent in April, from 11.9 percent the prior month, raising concerns of a slowing in the Chinese economy.  With inflation in China stabilizing in the range of 3.2 to 3.6 percent, the central government is expected to continue to reduce the required reserve ratio for bank lending after prior reductions led to increased spending in March.

The U.S. economy has been one of the better performers, but it has stabilized at moderate growth rates without a catalyst to the upside.  As a result, demand growth for mined commodities has moderated and commodity prices have softened, reducing returns on expansion projects.  Projects underway and future brownfield projects are continuing on schedule, but the next round of large, greenfield projects is being held for re-evaluation.

The U.S. thermal coal market is facing headwinds from weak electricity demand, natural gas related electricity generation switching, and regulations that are causing retirement of the oldest coal-fired plants.  Of these, the first two are related to weather and economic cycles, and are not secular shifts.  An unusually warm winter has reduced year-to-date electricity generation by 5.4 percent below 2011 levels.  Additional loss of coal demand for power generation has come from increased dispatching of natural gas, as prices earlier this year dipped below $2.00 per million BTUs.  As a result of these combined effects, mines have scaled back production and are running at 73 percent capacity compared to 79 percent the year before.  Coal shipments were down by an estimated 50 to 65 million annualized tons in the first calendar quarter, increasing to over 100 million annualized tons in March.  The March rate of reduction is greater than the 85 to 90 million ton reduction estimated to be needed to balance the market, and this should enable elevated utility stockpiles to begin to be worked down.

-more-

The correction in U.S. metallurgical coal has been modest by comparison.  Although there have been some curtailments, they have generally been minor and of short duration.  U.S. steel demand has remained strong, with production up almost 7 percent year-to-date and metallurgical coal exports are expected to stay near last year’s high levels.  Metallurgical coal exports will be driven by steel production in the major metallurgical coal importing countries.  Excluding China, these importing countries have increased steel production by 12 percent from a recent trough last December.  This increase has occurred as metallurgical coal exports from Australia have been constrained by industrial action and heavy rainfall, providing further support for metallurgical coal prices.  As a result, some U.S. coal producers are indicating that current demand for metallurgical coal is running ahead of their annual guidance and some mines have been brought back into production.

Copper prices have eased recently over concerns of high inventory levels in China.  Although China appears to have completed a restocking period for copper, a substantial portion of the current inventory has been pledged as collateral for financing.  This leaves low levels of inventory available to meet physical demand.  This, combined with low global scrap inventories, should tighten copper supply and support copper prices.  In addition, lower ore grades, production disruptions and project delays should result in a copper supply deficit again later this year.

Steel production in China is currently running at a rate 20 percent higher than the most recent trough in November of 2011.  Although iron ore imports into China during the first quarter were up 6 percent from a year ago, the recovery of steel production has reduced inventories by 5 percent through April.  With limited demand upside in the near term, China steel production is expected to remain roughly flat for the remainder of the year.  This will result in an annualized production growth of 4 percent over last year.  Low ore grades for China iron ore production and for imports from India set a high floor price, and should keep iron ore spot prices near current levels at $140 per metric ton.

China electricity generation from coal in the first quarter was up 7 percent.  With seaborne thermal coal prices below $100 per metric tonne, seaborne coal has regained a cost advantage. As a result, coal imports were a record 58 million metric tonnes in the first quarter, up 27 percent on an annualized basis.  India’s coal-fueled power generation has increased 9 percent year to date and its domestic coal production continues to be challenged while tariffs have been eliminated from imported coal.  As a result, India imported 31 million metric tonnes of coal in the first quarter, and imports are expected to exceed 100 million metric tonnes for the first time this year.   Despite these demand increases, seaborne thermal coal markets remain oversupplied due primarily to continued recovery of production in Australia and U.S. producers looking to exports to offset soft domestic demand.

Despite these headwinds that are slowing the growth in commodity demand, there are positive elements.  In the U.S., power generation from natural gas has been dispatched to the grid to the extent possible.  This includes single cycle peaking plants that are not designed to run continuously.  As a result, much of the available excess power generating capacity is in coal fueled units, and therefore coal stands to benefit from the recovery of electricity demand.  In addition, the marginal cost of a new drilling program is substantially higher than the current spot price for natural gas, and prices are expected to climb above $4 per million BTUs as storage levels and current well production rates decline.  This should enable coal to recover some of its lost tons.  Internationally, China and India alone are expected to bring 90 gigawatts of new coal fueled power generating capacity on line in 2012, and this will add 300 million tons to thermal coal demand.

-more-

Company Outlook

“Even though there is upside to the current market conditions, the continuing uncertainty will keep mining companies cautious,” continued Sutherlin.  “U.S. customers are using production cuts to rebalance their mine portfolios and to concentrate their future capacity on lower operating cost mines.  This includes continuing the completion of expansion projects that are in progress.   They are also using this time to plan major machine overhauls and upgrades to be prepared for anticipated recovery in coal-fueled power generation.  International mining houses are shifting their focus away from the next round of greenfield plants to finishing the projects already underway and to pursuing smaller brownfield expansions that have lower risk and quicker returns.”

“As a result, we expect that our order rates could moderate and revenues flatten for a few quarters, until global economic recovery and stronger commodity demand provide the basis for customers returning to greenfield expansions.  Current quarter bookings reflect the anticipated decline in demand for original equipment going into the U.S. market, but also include the normal lumpiness in timing that is characteristic of international projects.  As a result, the first half of the year rather than the second quarter is a better representation of the outlook for our markets.”

“Aftermarket demand flows to shipments in two months, on average.  The current softness in the U.S. aftermarket orders is not expected to be completely offset by strength in the international markets, and therefore the aftermarket bookings rate is expected to adversely impact revenues by $100 million for 2012.  This will reduce this year’s earnings per share by $0.18.   In addition, we excluded the excess first year purchase accounting charges for IMM from our prior guidance because we had not started our accounting valuation process.  The IMM excess first year purchase accounting charges are now estimated to be $0.17 per share for the year, of which $0.14 was recognized in the second quarter.  In combination, these two items will reduce 2012 revenues by $100 million and earnings per fully diluted share by $0.35.  As a result, we are adjusting our guidance for 2012, and now expect earnings per fully diluted share to be between $7.15 and $7.45 on revenues between $5.5 to $5.7 billion,” concluded Sutherlin.

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s second quarter results at 11:00 a.m. EDT on May 31, 2012.  Interested parties can listen to the call by dialing 888-504-7966 in the U.S. or 719-325-2437 outside of the U.S., access code 7285398, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call.  A rebroadcast of the call will be available until the close of business on June 21, 2012 by dialing 888-203-1112 or 719-457-0820, access code 7285398.

-more-

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on June 29, 2012.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing high productivity mining equipment for the extraction of coal and other minerals and ores.  We manufacture and market original equipment and aftermarket parts and services for both underground and surface mining.  Our underground mining machinery segment (Joy Mining Machinery) is a major manufacturer of underground mining equipment for the extraction of coal and other bedded minerals and offers comprehensive service locations near major mining regions worldwide.  Our surface mining equipment segment (P&H Mining Equipment) is a major producer of surface mining equipment for the extraction of ores and minerals and provides extensive operational support for many types of equipment used in surface mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” ”could,” “estimate,” “expect,” “forecast,” “indicate,” ”intend,” “may be,” “objective,” “plan,” “potential”  “predict,”  “should,” “will be,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and assumptions and are made only as of the date of this press release.  In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe to be reliable.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements are inherently subject to risks and uncertainties, actual results may differ materially from forward-looking statements.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business including general economic and industry conditions in the markets in which we operate, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.  Any or all of these factors could cause our actual results and financial or legal status for future periods to differ materially from those expressed or referred to in any forward-looking statement.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

-more-

JOY GLOBAL INC.
 SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
 (Unaudited)
 (In thousands except per share amounts)

	Quarter Ended		Six Months Ended
	April 27,	April 29,	April 27,	April 29,
	2012	2011	2012	2011

Net sales	$1,541,060	$1,062,729	$2,677,261	$1,932,261
Costs and expenses:
Cost of sales	1,030,689	689,858	1,803,465	1,273,989
Product development, selling and administrative	182,033	141,530	353,389	273,660
Other income	(5,099)	(2,721)	(26,776)	(3,248)
Operating income	333,437	234,062	547,183	387,860

Interest expense, net	(17,120)	(3,182)	(33,197)	(7,568)
Reorganization items	-	-	-	(35)
Income from continuing operations before income taxes	316,317	230,880	513,986	380,257

Provision for income taxes	98,365	68,908	153,515	116,053

Income from continuing operations	217,952	161,972	360,471	264,204
Income from continuing operations attributable to non-controlling interest
Income from continuing operations attributable to Joy Global Inc.	217,952	161,972	360,471	264,204

Loss from discontinued operations, net of income taxes	(4,331)	-	(4,389)	-
Loss from discontinued operations, net of income taxes attributable to non-controlling interest	-	-	-	-
Loss from discontinued operations, net of income taxes attributable to Joy Global Inc.	(4,331)	-	(4,389)	-

Net income	213,621	161,972	356,082	264,204
Net income attributable to non-controlling interest	(33)	-	(142)	-

Net income attributable to Joy Global Inc.	$213,588	$161,972	$355,940	$264,204

Basic earnings per share:
Continuing operations	$2.06	$1.54	$3.41	$2.53
Discontinued operation	(0.04)	-	(0.04)	-
Net income	$2.02	$1.54	$3.37	$2.53

Diluted earnings per share:
Continuing operations	$2.04	$1.52	$3.37	$2.48
Discontinued operation	(0.04)	-	(0.04)	-
Net income	$2.00	$1.52	$3.33	$2.48

Dividends per share	$0.175	$0.175	$0.35	$0.35

Weighted average shares outstanding:
Basic	105,951	105,048	105,678	104,603
Diluted	106,983	106,646	106,868	106,345

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
 SUMMARY CONSOLIDATED BALANCE SHEET
 (Unaudited)
 (In thousands)

	April 27,	October 28,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$390,977	$288,321
Cash held in escrow	16,300	866,000
Accounts receivable, net	1,151,909	884,696
Inventories	1,536,750	1,334,134
Other current assets	190,989	190,568
Current assets of discontinued operations	-	288
Total current assets	3,286,925	3,564,007

Property, plant and equipment, net	743,584	539,571
Investment in unconsolidated affiliate	-	380,114
Other intangible assets, net	591,942	385,441
Goodwill	1,389,296	428,478
Deferred income taxes	67,511	73,123
Other assets	143,331	55,448
Non-current assets of discontinued operations	-	172
Total assets	$6,222,589	$5,426,354

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long term obligations	$79,896	$35,895
Trade accounts payable	492,287	452,519
Employee compensation and benefits	110,750	147,664
Advance payments and progress billings	837,800	771,841
Accrued warranties	102,429	82,737
Other accrued liabilities	308,843	206,588
Current liabilities of discontinued operations	23,372	27,327
Total current liabilities	1,955,377	1,724,571

Long-term obligations	1,557,141	1,356,412

Accrued pension costs	244,974	332,452
Other non-current liabilities	120,561	61,124

Shareholders' equity attributable to Joy Global Inc	2,328,149	1,951,795
Non-controlling interest	16,387	-
Total equity	2,344,536	1,951,795

Total liabilities and shareholders' equity	$6,222,589	$5,426,354

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
 SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
 (Unaudited)
 (In thousands)

	Quarter Ended		Six Months Ended
	April 27,	April 29,	April 27,	April 29,
	2012	2011	2012	2011

Operating Activities:
Net income	$213,621	$161,972	$356,082	$264,204
Loss from discontinued operations	4,331	-	4,389	-
Depreciation and amortization	53,565	15,786	80,344	31,648
Other, net	(9,008)	(25,360)	(94,064)	(69,217)

Changes in Working Capital Items Attributed to
Continuing Operations, net of acquisition:
Accounts receivable, net	(130,253)	(46,742)	(91,265)	(34,610)
Inventories	(750)	(81,689)	(167,960)	(152,507)
Trade accounts payable	9,992	58,675	(41,797)	24,993
Advance payments and progress billings	(57,433)	144,594	64,461	221,899
Other working capital items	26,526	29,576	(13,743)	(36,575)
Net cash provided by operating activities - continuing operations	110,591	256,812	96,447	249,835
Net cash used by operating activities - discontinued operations	(5,795)	-	(10,158)	-
Net cash provided by operating activities	104,796	256,812	86,289	249,835

Investing Activities:
Acquisition of controlling interest in International Mining
Machinery, net of cash acquired	(425,688)	-	(939,449)	-
Withdrawal of cash held in escrow	260,014	-	849,700	-
Property, plant, and equipment acquired	(64,657)	(24,696)	(114,092)	(53,098)
Other - net	1,398	111	1,549	164
Net cash used by investing activities	(228,933)	(24,585)	(202,292)	(52,934)

Financing Activities:
Share-based payment awards	11,025	14,454	30,501	67,617
Dividends paid	(18,512)	(18,355)	(36,909)	(36,488)
Financing fees	8	(60)	(1,620)	(135)
Debt borrowings	240,286	121	229,715	3,151
Net cash provided (used) by financing activities	232,807	(3,840)	221,687	34,145

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(939)	23,208	(3,028)	24,514

Increase in Cash and Cash Equivalents	107,731	251,595	102,656	255,560

Cash and Cash Equivalents at the Beginning of Period	283,246	819,546	288,321	815,581

Cash and Cash Equivalents at the End of Period	$390,977	$1,071,141	$390,977	$1,071,141

Supplemental cash flow information:
Interest paid	$16,985	$1,297	$33,732	$14,962
Income taxes paid	58,666	58,444	78,566	92,805

Depreciation and amortization by segment:
Underground Mining Machinery	$36,240	$9,963	$46,215	$20,151
Surface Mining Equipment	16,641	5,764	33,398	11,381
Corporate	684	59	731	116
Total depreciation and amortization	$53,565	$15,786	$80,344	$31,648

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	April 27,	April 29,
	2012	2011	Change

Net Sales By Segment:
Underground Mining Machinery	$886,552	$648,364	$238,188	36.7%
Surface Mining Equipment	692,345	439,977	252,368	57.4%
Eliminations	(37,837)	(25,612)	(12,225)	-47.7%
Total Sales By Segment	$1,541,060	$1,062,729	$478,331	45.0%

Net Sales By Product Stream:
Aftermarket Revenues	$776,785	$666,312	$110,473	16.6%
Original Equipment Revenues	764,275	396,417	367,858	92.8%
Total Sales By Product Stream	$1,541,060	$1,062,729	$478,331	45.0%

Net Sales By Geography:
United States	$588,419	$502,223	$86,196	17.2%
Rest of World	952,641	560,506	392,135	70.0%
Total Sales By Geography	$1,541,060	$1,062,729	$478,331	45.0%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$201,920	$154,999	22.8%	23.9%
Surface Mining Equipment	155,619	101,028	22.5%	23.0%
Corporate	(15,709)	(15,442)	-	-
Eliminations	(8,393)	(6,523)	-	-
Total Operating Income	$333,437	$234,062	21.6%	22.0%

	Six Months Ended
	April 27,	April 29,
	2012	2011	Change
Net Sales By Segment:
Underground Mining Machinery	$1,525,855	$1,159,302	$366,553	31.6%
Surface Mining Equipment	1,224,651	825,820	398,831	48.3%
Eliminations	(73,245)	(52,861)	(20,384)	-38.6%
Total Sales By Segment	$2,677,261	$1,932,261	$745,000	38.6%

Net Sales By Product Stream:
Aftermarket Revenues	$1,406,197	$1,199,528	$206,669	17.2%
Original Equipment Revenues	1,271,064	732,733	538,331	73.5%
Total Sales By Product Stream	$2,677,261	$1,932,261	$745,000	38.6%

Net Sales By Geography:
United States	$1,074,645	$896,309	$178,336	19.9%
Rest of World	1,602,616	1,035,952	566,664	54.7%
Total Sales By Geography	$2,677,261	$1,932,261	$745,000	38.6%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$333,428	$250,370	21.9%	21.6%
Surface Mining Equipment	252,829	176,913	20.6%	21.4%
Corporate	(22,568)	(26,156)	-	-
Eliminations	(16,506)	(13,267)	-	-
Total Operating Income	$547,183	$387,860	20.4%	20.1%

 Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	April 27,	April 29,
	2012	2011	Change
Bookings By Segment:
Underground Mining Machinery	$662,255	$905,208	$(242,953)	-26.8%
Surface Mining Equipment	662,347	670,425	(8,078)	-1.2%
Eliminations	(93,232)	(50,802)	(42,430)	-83.5%
Total Bookings By Segment	$1,231,370	$1,524,831	$(293,461)	-19.2%

Bookings By Product Stream:
Aftermarket Bookings	$758,429	$757,100	$1,329	0.2%
Original Equipment Bookings	472,941	767,731	(294,790)	-38.4%
Total Bookings By Product Stream	$1,231,370	$1,524,831	$(293,461)	-19.2%

	Six Months Ended
	April 27,	April 29,
	2012	2011	Change
Bookings By Segment:
Underground Mining Machinery	$1,484,324	$1,726,638	$(242,314)	-14.0%
Surface Mining Equipment	1,358,617	1,106,488	252,129	22.8%
Eliminations	(177,650)	(80,821)	(96,829)	-120.8%
Total Bookings By Segment	$2,665,291	$2,752,305	$(87,014)	-3.2%

Bookings By Product Stream:
Aftermarket Bookings	$1,511,049	$1,344,839	$166,210	12.4%
Original Equipment Bookings	1,154,242	1,407,466	(253,224)	-18.0%
Total Bookings By Product Stream	$2,665,291	$2,752,305	$(87,014)	-3.2%

	Amounts as of:
	April 27,	January 27,	October 28,
	2012	2012	2011
Backlog By Segment:
Underground Mining Machinery	$1,744,980	$1,969,277	$1,739,932
Underground Backlog Adjustment	(118,725)	-	-
Adjusted Underground Mining Machinery	1,626,255	1,969,277	1,739,932
Surface Mining Equipment	1,668,702	1,716,594	1,560,393
Eliminations	(152,826)	(115,325)	(46,991)
Total Backlog By Segment	$3,142,131	$3,570,546	$3,253,334

Backlog By Product Stream:
Aftermarket Backlog	$907,604	$946,750	$825,195
Aftermarket Backlog Adjustment	(18,638)	-	-
Adjusted Aftermarket Backlog	888,966	946,750	825,195
Original Equipment Backlog	2,353,252	2,623,796	2,428,139
Original Equipment Backlog Adjustment	(100,087)	-	-
Adjusted Original Equipment Backlog	2,253,165	2,623,796	2,428,139
Total Backlog By Product Stream	$3,142,131	$3,570,546	$3,253,334

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.